Exhibit 10.12

English Summary of the Material Terms of the Series C Debentures of Kamada Ltd.

Shelf Offering Report dated October 15, 2009, issued pursuant to the Shelf Prospectus dated November 26, 2008 as amended on September 17, 2009

The Offering: Under the shelf offering report dated October 15, 2009, Kamada Ltd. (the “Company”) offered to the public, in a uniform offering through a public tender, up to NIS 100,000,000 par value of Series C Debentures of NIS 1.0 par value each (the “Debentures”). The Debentures bear a variable annual interest rate, consisting of the annual interest rate borne by “Israeli Government Bonds 817” throughout the interest period, plus an additional 6.1% annual margin rate. The principal amount of the Debentures and the accompanying interest are not linked to the Israeli consumer price index or any other index or currency.

Interest Payments: The interest on the unpaid principal amount of the Debentures shall be paid in quarterly installments, the first was made on December 1, 2009, and thereafter on March 1, June 1, September 1, and December 1 of the years 2010 through 2015.

Principal Amount Payments: The principal amount shall be paid in three installments, as follows: the first payment (at a rate of 20%) shall be made on December 1, 2013, and two equal payments (at a rate of 40%) shall be made on December 1 of each of the years 2014 and 2015.

Final Interest and Principal Amount Payments: The last interest payment on the Debentures shall be made by the Company on December 1, 2015, together with the last payment on the principal amount of the Debentures, in exchange for the transfer of the Debentures to the Company, at the Company’s registered office and/or any other location (provided that the Company notifies the Debenture holders of the location at least five business days prior to the date for paying the principal amount and the interest).

Conversion: The Debentures shall be convertible into the Company’s ordinary shares of NIS 1.0 par value each (the “Ordinary Shares”), on each business day, commencing from the day they are listed for trading on the Tel Aviv Stock Exchange and until December 15, 2015, except between November 16 and December 1 of each of the years 2013 and 2014. From the day they are listed for trading and until December 1, 2012 (inclusive), each NIS 35.0 par value of the Debentures shall be convertible into one Ordinary Share, and subsequently, commencing on December 2, 2012 and until November 15, 2015, each NIS 38.5 par value of the Debentures shall be convertible into one Ordinary Share. The conversion of the Debentures is subject to adjustments in the event that bonus shares, rights or dividends are allocated.

Liens: The Debentures are not secured by any security or lien.

Additional Provisions Regarding Interest and Principal Amount Payments:

•	The interest on the unpaid principal amount of the Debentures shall be paid in quarterly installments, the first on December 1, 2009, and on March 1, June 1, September 1, and December 1 of the years 2010 through 2015, for the three-month period ending on the day prior to the date of payment. The first Debenture interest payment, made on December 1, 2009, is for the period commencing on the day following the tender date specified in the Shelf Offering Report and ending on November 30, 2009. The interest for the first payment shall be calculated on the basis of 365 days per year, according to the number of days in the said period. Subsequent interest payments shall be equal to the annual interest rate divided by the number of interest payments per year.

•	The Company will publish the interest rate for the first payment, which will be based on the yearly interest rate published in the immediate report on the results of the issuance pursuant to this Shelf Offering Report.

•	The record date for the repayment of the principal amount to the Debenture holders shall be the end of the day on November 19 of each year, prior to the date for paying the principal amount.

•	The record date for interest payments to the Debenture holders shall be made be the end of the day on February 17, May 20, August 20 and November 19 of each year, prior to the applicable date for paying the interest.

Amended Trust Deed dated September 16, 2009

Right to Immediate Repayment:

A)	Subject to Subsection (B) below, the Trustee is entitled to declare that the remaining balance of the unpaid principal amount of the relevant debentures shall be immediately due and payable, and the Trustee shall be required to do so if the relevant debenture holders adopt a special resolution at a debenture holders’ meeting to this end, upon the occurrence of one or more of the following events:

1)	Any indebtedness is not paid in connection with the relevant series of debentures, within 14 business days of the date of repayment.

2)	The Company submits a request to receive a stay of proceedings order and/or a stay of proceedings order has been issued against the Company, upon the request of the Company or with its consent, pursuant to Section 350 of the Companies Law-1999.

3)	A permanent or temporary order is granted by a court, or a valid decision to dissolve the Company has been made (including a temporary decision) (except for dissolution for the purpose of merging with another company or restructuring the Company), or a stay of proceedings order has been issued against the Company pursuant to Section 350 of the Companies Law-1999, and the order and the aforesaid decision have not been cancelled within 45 days from the date they were issued.

4)	A writ of attachment has been issued, a lien has been realized, or execution office actions have been implemented, all with respect to the Company’s Primary Assets, and the writ of attachment, the realization or the action has not be cancelled within 60 business days following the issuance of the writ of attachment, the realization of the lien or the implementation of the action. “Primary Assets” shall mean assets that constitute the majority of the assets on the Company’s consolidated balance sheet.

5)	A receiver or temporary receiver has been appointed for the Company’s Primary Assets, and the appointment is not cancelled within 60 business days.

6)	The Company has ceased (or has announced its intention to cease) paying its debts or has ceased to conduct its business.

7)	The Company has breached or failed to fulfill all of the terms and obligations pertaining to the relevant debenture series or the Trust Deed, such that in the opinion of the Trustee there is a material adverse effect on the rights of the debenture holders of the relevant debenture series.

8)	One of the material terms of the debentures or the Trust Deed has been breached, and in this regard, in certain matters the representations made by the Company in the debentures or the Trust Deed prove to be untrue and/or incomplete, provided that (i) the Trustee has notified the Company and requested that the Company remedy the breach and the Company has not remedied the breach within 21 days of the notice; and (ii) there is a material adverse effect on the payments to the debenture holders and/or their rights.

B)	Notwithstanding subsection (A) above, the debentures of the relevant series shall not be immediately due and payable unless the Trustee has provided the Company with advance notice of his intention to take such action and the Company has not complied with the requests made in the notice within 30 days of receiving such notice. In the notice, the Company shall be required to cause the cancellation and/or cessation of one of the events listed in subsection (A) above for which the notice has been given. Notwithstanding the forgoing, if the Trustee believes that the time periods enumerated in Sections (A) or (B) may endanger the rights of the debenture holders, then the Trustee shall be entitled to reduce the notice period in subsection (B) or the time periods listed in subsection (A), to the extent the Trustee finds necessary in order to prevent endangering the debenture holders’ rights, provided that the Trustee has notified the Company of this in writing five business days prior to taking steps to facilitate immediate repayment.

Governing Law: The Trust Deed is governed by Israeli law and exclusive jurisdiction is granted to the courts of Tel Aviv-Jaffa in connection with any dispute related to the Trust Deed.

Additional Provisions: The Trust Deed includes provisions regarding claims and proceedings initiated by the Trustee, trusteeship over the funds obtained from such proceedings and the Trustee’s authority to delay the allocation of such funds.

Series C Debenture Certificate

Early Redemption: The Company does not have the right to redeem its debentures prior to their maturity date. Without derogating from the foregoing, the Company reserves its right to purchase, at any time, the debentures it issued from a specific series, at a price and according to the terms it deems fit. In the event of such a purchase, the purchased debentures shall automatically expire.

Additional Provisions: The Certificate includes provisions protecting the debenture holders during the conversion period. The protection provisions shall apply in the event of, inter alia, the allocation of bonus shares, the issuance of rights or the allocation of dividends. The Certificate also includes provisions regarding the willful dissolution of the Company.

Mishmeret Trust Company Ltd. (former Ziv Haft Trustee Company Ltd.) serves as the Trustee for the Debentures.